June 19, 2012

Ms. Seema Singh

Janus Medical Systems Pte. Ltd,

Re: NON-BINDING MEMORANDUM of UMDERSTANDING

Dear Ms, Singh,

This Non-Binding Memorandum of Understanding (“MOU”) sets forth the non-binding intentions regarding the current understanding as to the essential terms of a global license and reseller agreement (the “Agreement”) for Global Health Voyager, Inc. (GLHV) a Delaware Corporation (the “Licensee”) by Janus Medical Systems Pte. Ltd,, a Singapore 10 Anson Road # 21-02, International Plaza, Singapore 079903 (the “Business”).

1. LICENSE PRICE.

The license price shall be 50% of all global sales revenues generated by Licensee to be paid as follows:

a.	Execution: No cash will be paid at execution

b.	First payment - 50% of revenue received from first payment

c.	Recurring payment - 50% of revenue received of recurring payment

d.	2% Bonus - Starting month 12 and continuing through the term of this contract, Licensee will pay Business 2% override on all revenues during the previous 12 month period, for meeting certain goals established and agreed to by both Licensee and Business at the beginning of the 12 month period. These goals may be things like, upgrade of program, increase in database capacity and customization related.

e.	All payments will be made from Licensee to Business within thirty (30) calendar days of the beginning of the month, for the previous calendar month’s revenues collected. Payments will be made via International Wire Transfer,

2. DUE DILIGENCE. The Business agrees to cooperate with the Licensee’s due diligence investigation of the Business and to provide the Licensee and its representatives with prompt and full access to key management personnel and employees and to the books, records, audited and other financials, contracts and other documents and information reasonably requested by the Licensee pertaining to the Business (the “Due Diligence Information”).

3. GLOBAL RIGHTS - Business agrees to grant Licensee full and complete global rights to sell all Atreya related products and services, without violation nor completion from any other current or future licensee during the terms of the definitive Agreement.

4. OTHER BUSINESS OFFERINGS - Business agrees to grant a global right of first refusal to Licensee to sell, represent or otherwise offer all other Janus Medical products and services as are current or future Janus Medical product offerings.

5. CAPITAL REQUIREMENTS — Business agrees to grant Licensee a right of first refusal for all capital investment into the Business. Terms for each capital investment to be determined at time of capital need by Business.

6. TERM - The Term of the Agreement shall be for an initial five years, with automatic renewal of two consecutive five year terms unless terminated in accord with the agreement.

7.    TERMINATION — Licensee can terminate Agreement with ninety (90) day written notice. Business can terminate agreement with one year written notice. Other Termination clauses will be in final agreement.

8.    FLOOR PRICE - Business and Licensee will agree to a “floor price” in the final agreement that the product(s) cannot be sold below by Licensee,

9.    CONDITIONS PRECEDENT TO CLOSING THE AGREEMENT.

a. The following conditions must occur in order for the Closing to take place:

(i) All certificates, permits and approvals that are required in connection with Licensee’s operation of the Business have been obtained by Licensee.

(ii) Licensee has completed its due diligence, and has given notice in writing that it has completed said due diligence and has approved same.

(iii) Both parties obtain any and all governmental, shareholder, hoard of director and third party consents and approvals which may be required in order to complete the transactions proposed by this MOU.

(iv) There exists no pending or threatened litigation against the Business which would have a material adverse effect upon the Business or its operations, or regarding the transactions proposed by this MOU.

10. CONFIDENTIALITY. The Licensee and the Seller will use the Due Diligence Information and any other information disclosed by one party to the other solely for the purpose of the Licensee’s due diligence investigation of the Business and for purposes of negotiating and moving toward an agreement between the parties. The parties, as well as their respective affiliates, directors, officers, employees, advisors, and agents (the “Representatives”) will keep the Due Diligence Information and all other information disclosed by one party to the other strictly confidential. The Licensee will disclose the Due Diligence Information and the Seller will disclose the information they receive from Licensee only to those Representatives who need to know such-information for the purpose of financing and/or consummating the purchase of the Business. The covenants contained in this paragraph will survive the termination of this MOU agreement

11. EXCLUSIVE DEALING. Licensee and Business agree to negotiate the terms of the MOU exclusively and in good faith for a period of 60 days from signature of this MOU, Business agrees not to entertain any other offers during this time and Licensee agrees not to seek other forms of personal health record management during the term of this MOU.

12. FAILURE TO CLOSE. If the terms of the MOU are not consummated as provided for herein because of a discretionary decision of either party not to proceed with the transaction, this MOU shall automatically terminate and be of no further force or effect, except as to those provisions which by their terms survive the termination of this MOU.

13. PUBLIC ANNOUNCEMENT. All press releases and public announcements relating to execution of this MOU and then the Agreement will be subject to the prior written approval of the Licensee and Business.

14. EXPENSES. Each party will pay all of its own expenses, including legal fees, incurred in connection with this MOU and the Agreement.

15. INDEMNIFICATION. The Seller and the Licensee each represent and warrant to the other that the other will not incur any liability in connection with the consummation of the MOU, and each party agrees to indemnify, defend and hold harmless the other, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims. The covenants contained in this paragraph will survive the termination of this MOU agreement.

16. DEFINITIVE AGREEMENT. In order for the transaction contemplated herein to be consummated, the parties will first need to prepare and execute a definitive agreement (“Agreement”) which will reflect the terms set forth in this MOU or other terms negotiated by the parties, which will contain customary representations and warranties.

17. CLOSING DATE. The transaction shall close within 60 (sixty) days of the date the last party executes this MOU, or on such earlier date as may be feasible (the “Closing Date”), and at a time and place agreed to by the parties hereto in writing. The Closing Date, time, place and actions to be taken at such place on such Closing Date are referred to herein as the “Closing.”

18. NON-BINDING MOU. This MOU shall not constitute a formal and non-binding agreement, except as to the provisions set forth in paragraph 10 hereof. This MOU summarizes the present understanding of the discussions regarding the terms and conditions of the proposed transaction and we anticipate that any agreement that is negotiated between us with respect to this transaction will be generally consistent with the foregoing. We have not entered into any agreement to negotiate a definitive agreement. Either party may, at any time prior to execution of a definitive agreement, propose different terms from those set forth above, or unilaterally terminate negotiations by giving written notice to the other party without any liability to the other party.

Please acknowledge that this MOU of Intent correctly sets forth non-binding intentions at this point by counter signing the MOU in the space below and returning it to us by June 22, 2012.

Very truly yours,

Global Health Voyager, Inc.

By:	/s/ Ali Moussavi
Name:	Ali Moussavi
Title:	CEO

Janus Medical Systems Pte. Ltd.

By:	/s/ Seema Singh
Name:	Seema Singh
Title:	CEO

Date: 20-06-2012